                                  EXHIBIT 11

                      Amerin Corporation and Subsidiaries
               Statement of Computation of Per Share Net Income




                                                         Three months ended             Nine months ended
                                                            September 30,                 September 30,

                                                         1997           1996           1997           1996
                                                         ----           ----           ----           ----
                                                              (in thousands, except per share amounts)

Net income . . . . . . . . . . . . . . . . . . . .    $  10,529      $   7,588      $  28,913      $  19,973
                                                      ---------      ---------      ---------      ---------

Average shares outstanding . . . . . . . . . . . .       26,130         26,046         26,110         26,028
Common stock equivalents from dilutive stock
  options, based on the treasury stock method
  using average market price . . . . . . . . . . .          380            305            345            321
                                                      ---------      ---------      ---------      ---------

     Total shares -- primary basis . . . . . . . .       26,510         26,351         26,455         26,349

Additional common stock equivalents from
  dilutive stock options, based on the treasury
  stock method using closing market price, if
  higher than average market price . . . . . . . .          133             --            102             --
                                                      ---------      ---------      ---------      ---------

     Total shares -- fully diluted . . . . . . . .       26,643         26,351         26,557         26,349
                                                      ---------      ---------      ---------      ---------

Net income per share -- primary. . . . . . . . . .    $    0.40      $    0.29      $    1.09      $    0.76
                                                      ---------      ---------      ---------      ---------

Net income per share -- fully diluted. . . . . . .    $    0.40      $    0.29      $    1.09      $    0.76
                                                      ---------      ---------      ---------      ---------





                                      11